Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2022 Earnings

All Third Quarter 2022 comparisons are made versus the Third Quarter 2021

•
On a GAAP basis, total sales decreased 11% on top of a 30% increase in Q3 2021
•
Net income was $17 million, and diluted EPS was $0.26, inclusive of an $11 million impairment charge on the sale of real estate, or $0.12 per share
•
Comparable store sales decreased 17% on top of a 16% increase in Q3 2021
•
On a non-GAAP basis, Adjusted EBIT was $55 million, and Adjusted EPS was $0.43

BURLINGTON, New Jersey; November 22, 2022 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the third quarter ended October 29, 2022.

Michael O’Sullivan, CEO, stated, “In Q3 we achieved sales and earnings that were within our guidance range, but we are not happy with this performance. As we said on our August earnings call, as an off-price retailer we should be able to perform better in this environment despite the significant macro headwinds. Recent results from other off-price retailers reinforce this view.”

Mr. O’Sullivan continued, “As we described in August, the consumer’s frame of reference for value shifted significantly in 2022, but we did not respond aggressively enough to this shift. So, in Q3 we took significant steps to improve the value and mix of our assortment. These actions have driven an improvement in our trend from mid-October through November. We are encouraged by this but given the external risks we are maintaining our guidance for Q4.”

Looking further ahead, Mr. O’Sullivan said, “While we acknowledge that there are risks and uncertainties, we think the outlook for 2023 is very positive. We anticipate that the economic and competitive environment could set up very well for off-price. We also recognize that we will be lapping our own execution mistakes and under-performance from 2022. Based on these factors we believe that we can start to drive significant sales, margin, and earnings recovery next year.”

Fiscal 2022 Third Quarter Operating Results (for the 13-week period ended October 29, 2022, compared with the 13-week period ended October 30, 2021)

•
Total sales decreased 11% compared to the third quarter of Fiscal 2021 to $2,036 million, while comparable store sales decreased 17% compared to the third quarter of Fiscal 2021. In the third quarter of Fiscal 2021, total sales increased 30% and comparable store sales increased 16%.
•
Gross margin rate as a percentage of net sales was 41.2% vs. 41.4% for the third quarter of Fiscal 2021, a decrease of 20 basis points. Merchandise margins decreased 90 basis points, partially offset by a 70 basis point improvement in freight expense.

•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $178 million vs. $173 million in the third quarter of Fiscal 2021. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 35.7% as a percentage of net sales vs. 33.0% in the third quarter of Fiscal 2021. Adjusted SG&A was 26.7% as a percentage of net sales vs. 25.3% in the third quarter of Fiscal 2021, an increase of 140 basis points.
•
The effective tax rate was 26.4% vs. 56.8% in the third quarter of Fiscal 2021. The Adjusted Effective Tax Rate was 26.7% vs. 25.5% in the third quarter of Fiscal 2021.
•
Net income was $17 million, or $0.26 per share vs. $14 million, or $0.20 per share for the third quarter of Fiscal 2021. The prior year's amount includes an $86 million loss on debt extinguishment charge, or $1.22 per share. Adjusted Net Income was $28 million, or $0.43 per share vs. $93 million, or $1.36 per share for the third quarter of Fiscal 2021.
•
Diluted weighted average shares outstanding amounted to 65.5 million during the quarter compared with 68.2 million during the third quarter of Fiscal 2021.
•
Adjusted EBITDA was $123 million vs. $205 million in the third quarter of Fiscal 2021, a decrease of 290 basis points as a percentage of sales. Adjusted EBIT was $55 million, a decrease of 340 basis points as a percentage of sales.

First Nine Months Fiscal 2022 Results

•
Total sales decreased 11% compared to the first nine months of Fiscal 2021. Net income decreased 84% compared to the same period in Fiscal 2021 to $45 million, or $0.68 per share vs. $4.21 per share in the prior period. Adjusted EBIT decreased 72%, or $404 million compared to the first nine months of Fiscal 2021, to $157 million, a decrease of 570 basis points as a percentage of sales. Adjusted Net Income of $87 million decreased 78% vs. the prior period, while Adjusted EPS was $1.32 vs. $5.89 in the prior year period, a decrease of 78%.

Inventory

•
Merchandise inventories were $1,445 million vs. $1,060 million at the end of the third quarter of Fiscal 2021, a 36% increase, while comparable store inventories increased 8%. Reserve inventory was 31% of total inventory at the end of the third quarter of Fiscal 2022 compared to 30% at the end of the third quarter of Fiscal 2021. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the third quarter of Fiscal 2022 with $1,279 million in liquidity, comprised of $429 million in unrestricted cash and $850 million in availability on its ABL facility. The Company ended the third quarter with $1,478 million in outstanding total debt, including $949 million on its Term Loan facility, $508 million in Convertible Notes, and no borrowings on the ABL facility.

Common Stock Repurchases

•
During the third quarter of Fiscal 2022 the Company repurchased 370,599 shares of its common stock under its share repurchase program for $51 million. As of the end of the third quarter of Fiscal 2022, the Company had $399 million remaining on its current share repurchase program authorization.

Outlook*

For the full Fiscal Year 2022 (the 52-weeks ending January 28, 2023), the Company now expects:

•
Comparable store sales to decrease in the range of down 15% to down 14% for Fiscal 2022, on top of the 15% increase during Fiscal 2021; this translates to a 3-year geometric comparable store sales stack of down 2% to down 1% versus Fiscal 2019;
•
Capital expenditures, net of landlord allowances, to be approximately $510 million;
•
To open 87 net new stores in Fiscal 2022;
•
Depreciation and amortization, exclusive of favorable lease costs, to be approximately $275 million;
•
Adjusted EBIT margin to be down 400 basis points to down 370 basis points compared to last year;
•
Net interest expense to be approximately $63 million;
•
An effective tax rate of approximately 25%; and
•
Adjusted EPS to be in the range of $3.77 to $4.07, as compared to $6.00 on a GAAP basis and $8.41 on a non-GAAP basis last year.

For the fourth quarter of Fiscal 2022 (the 13-weeks ending January 28, 2023), the Company expects:

•
Comparable store sales to decrease 9% to 6%; this translates to a 3-year geometric comparable store sales stack of down 4% to down 1%;
•
Adjusted EBIT margin to be flat to up 70 basis points compared to last year;
•
An effective tax rate of approximately 26%; and
•
Adjusted EPS in the range of $2.45 to $2.75, as compared to $1.80 on a GAAP basis and $2.53 on a non-GAAP basis last year.

*Three year geometric comparable store sales stack is defined as a stacked comparable sales growth rate that accounts for the compounding of comparable store sales from Fiscal 2019 to Fiscal 2022. It is calculated for each Fiscal 2022 quarter and full year Fiscal 2022 as follows: (1 + QTD 2021 comparable store sales growth) * (1 + QTD 2022 comparable store sales growth) - 1, and (1 + FY 2021 comparable store sales growth) * (1 + FY 2022 comparable store sales growth) - 1. Comparisons for Fiscal 2021 periods are made versus the same periods in Fiscal 2019.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Third Quarter 2022 Conference Call

A live webcast of the conference call will be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on November 22, 2022 beginning at 12:30 p.m. ET through November 29, 2022 at 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 4211444.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2021 net sales of $9.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 893 stores as of the end of the third quarter of Fiscal 2022, in 46 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend, our liquidity position, inventory plans, and the economic environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; general economic conditions, including inflation, and the related impact on consumer confidence and spending; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; weather patterns, including changes in year-over-year temperatures; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability, selection and purchasing of attractive merchandise on favorable terms; the availability of desirable store locations on suitable terms; industry trends, including changes in buying, inventory and other business practices; terrorist attacks, particularly attacks on or within markets in which we operate; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; our ability to control costs and expenses; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; our dependence on vendors for our merchandise; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; regulatory and tax changes; issues with merchandise safety and shrinkage; any unforeseen material loss or casualty or the existence of adverse litigation; the impact of current and future laws and the interpretation of such laws; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021
REVENUES:
Net sales	$2,035,927	$2,299,610	$5,945,459	$6,703,089
Other revenue	4,760	4,431	12,862	10,159
Total revenue	2,040,687	2,304,041	5,958,321	6,713,248
COSTS AND EXPENSES:
Cost of sales	1,198,126	1,347,559	3,546,340	3,869,432
Selling, general and administrative expenses	726,926	759,785	2,092,756	2,126,904
Costs related to debt issuances and amendments	—	89	—	3,419
Depreciation and amortization	67,634	64,663	201,908	183,087
Impairment charges - long-lived assets	10,599	1,488	17,556	3,235
Other income - net	(2,828)	(3,055)	(18,833)	(10,267)
Loss on extinguishment of debt	—	86,362	14,657	117,756
Interest expense	17,412	15,609	47,454	52,710
Total costs and expenses	2,017,869	2,272,500	5,901,838	6,346,276
Income before income tax expense	22,818	31,541	56,483	366,972
Income tax expense	6,035	17,922	11,560	79,769
Net income	$16,783	$13,619	$44,923	$287,203

Diluted net income per common share	$0.26	$0.20	$0.68	$4.21

Weighted average common shares - diluted	65,504	68,205	66,058	68,228

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	October 29,	January 29,	October 30,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$428,583	$1,091,091	$1,185,383
Restricted cash and cash equivalents	6,582	6,582	6,582
Accounts receivable—net	80,641	54,089	90,705
Merchandise inventories	1,445,087	1,021,009	1,059,749
Assets held for disposal	7,054	4,358	4,358
Prepaid and other current assets	131,834	370,515	425,288
Total current assets	2,099,781	2,547,644	2,772,065
Property and equipment—net	1,666,523	1,552,237	1,499,780
Operating lease assets	2,951,614	2,638,473	2,653,776
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	3,643	3,959	4,119
Other assets	94,885	62,136	63,023
Total assets	$7,101,510	$7,089,513	$7,277,827

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$953,680	$1,080,802	$1,174,252
Current operating lease liabilities	391,056	358,793	346,167
Other current liabilities	520,145	493,695	544,852
Current maturities of long term debt	13,528	14,357	14,224
Total current liabilities	1,878,409	1,947,647	2,079,495
Long term debt	1,464,563	1,541,102	1,614,645
Long term operating lease liabilities	2,828,574	2,539,420	2,560,663
Other liabilities	68,687	80,904	94,507
Deferred tax liabilities	222,549	220,023	211,710
Stockholders' equity	638,728	760,417	716,807
Total liabilities and stockholders' equity	$7,101,510	$7,089,513	$7,277,827

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 29,	October 30,
	2022	2021
OPERATING ACTIVITIES
Net income	$44,923	$287,203
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	201,908	183,087
Deferred income taxes	(12,339)	46,725
Loss on extinguishment of debt	14,657	117,756
Non-cash stock compensation expense	51,195	53,356
Non-cash lease expense	674	(6,997)
Cash received from landlord allowances	9,799	24,552
Changes in assets and liabilities:
Accounts receivable	(26,801)	(27,223)
Merchandise inventories	(424,078)	(318,961)
Accounts payable	(133,305)	307,684
Other current assets and liabilities	258,843	(79,855)
Long term assets and liabilities	(1,135)	1,332
Other operating activities	25,236	19,708
Net cash provided by operating activities	9,577	608,367
INVESTING ACTIVITIES
Cash paid for property and equipment	(338,979)	(238,468)
Lease acquisition costs	(3,515)	(559)
Proceeds from sale of property and equipment and assets held for sale	23,383	5,746
Net cash (used in) investing activities	(319,111)	(233,281)
FINANCING ACTIVITIES
Proceeds from long term debt—Term B-6 Loans	—	956,608
Principal payments on long term debt—Term B-5 Loans	—	(961,415)
Principal payment on long term debt—Convertible Notes	(78,236)	(92,289)
Principal payments on long term debt—Secured Notes	—	(323,905)
Purchase of treasury shares	(265,344)	(166,473)
Other financing activities	(9,394)	17,495
Net cash (used in) financing activities	(352,974)	(569,979)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(662,508)	(194,893)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,097,673	1,386,858
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$435,165	$1,191,965

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) costs related to debt issuances and amendments; (iv) loss on extinguishment of debt; (v) income tax expense; (vi) depreciation and amortization; (vii) impairment charges; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) costs related to debt issuances and amendments; (iv) loss on extinguishment of debt; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist investors and management in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted Net Income:
Net income	$16,783	$13,619	$44,923	$287,203
Net favorable lease costs (a)	4,791	5,275	14,262	17,188
Costs related to debt issuances and amendments (b)	—	89	—	3,419
Loss on extinguishment of debt (c)	—	86,362	14,657	117,756
Impairment charges - long-lived assets	10,599	1,488	17,556	3,235

Litigation matters (d)	—	—	10,500	—
Tax effect (e)	(4,148)	(13,891)	(14,867)	(26,835)
Adjusted Net Income	$28,025	$92,942	$87,031	$401,966
Diluted weighted average shares outstanding (f)	65,504	68,205	66,058	68,228
Adjusted Earnings per Share	$0.43	$1.36	$1.32	$5.89

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$16,783	$13,619	$44,923	$287,203
Interest expense	17,412	15,609	47,454	52,710
Interest income	(658)	(38)	(4,242)	(156)
Loss on extinguishment of debt (c)	—	86,362	14,657	117,756
Costs related to debt issuances and amendments (b)	—	89	—	3,419
Litigation matters (d)	—	—	10,500	—
Depreciation and amortization (g)	72,425	69,938	216,170	200,275
Impairment charges - long-lived assets	10,599	1,488	17,556	3,235
Income tax expense	6,035	17,922	11,560	79,769
Adjusted EBITDA	$122,596	$204,989	$358,578	$744,211

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBIT:
Net income	$16,783	$13,619	$44,923	$287,203
Interest expense	17,412	15,609	47,454	52,710
Interest income	(658)	(38)	(4,242)	(156)
Loss on extinguishment of debt (c)	—	86,362	14,657	117,756
Costs related to debt issuances and amendments (b)	—	89	—	3,419
Net favorable lease costs (a)	4,791	5,275	14,262	17,188
Impairment charges - long-lived assets	10,599	1,488	17,556	3,235
Litigation matters (d)	—	—	10,500	—
Income tax expense	6,035	17,922	11,560	79,769
Adjusted EBIT	$54,962	$140,326	$156,670	$561,124

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
Reconciliation of SG&A to Adjusted SG&A:	2022	2021	2022	2021
SG&A	$726,926	759,785	$2,092,756	$2,126,904
Net favorable lease costs (a)	(4,791)	(5,275)	(14,262)	(17,188)
Product sourcing costs	(177,910)	(172,748)	(491,880)	(459,140)
Litigation matters (d)	—	—	(10,500)	—
Adjusted SG&A	$544,225	$581,762	$1,576,114	$1,650,576

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021
Effective tax rate on a GAAP basis	26.4%	56.8%	20.5%	21.7%
Adjustments to arrive at Adjusted Effective Tax Rate	0.3	(31.3)	2.8	(0.7)
Adjusted Effective Tax Rate	26.7%	25.5%	23.3%	21.0%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	January 29, 2022	January 29, 2022
Reconciliation of net income to Adjusted Net Income:
Net income	$121,636	$408,839
Net favorable lease costs (a)	4,726	21,914
Costs related to debt amendments (b)	—	3,419
Loss on extinguishment of debt (c)	38,264	156,020
Impairment charges	4,514	7,748
Tax effect (e)	2,093	(24,741)
Adjusted Net Income	171,233	573,199
Diluted weighted average shares outstanding (f)	67,626	68,126
Adjusted Earnings per Share	$2.53	$8.41

(a) Net favorable lease costs represent non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation (the Merger Transaction). These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Represents certain costs incurred to execute refinancing the Term Loan Facility.

(c) Fiscal 2022 amounts relate to the partial repurchases of the Convertible Notes. Fiscal 2021 amounts relate to the partial repurchase of the Convertible Notes, the redemption of the Secured Notes, as well as the refinancing of the Term Loan Facility.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Includes $4.8 million and $14.3 million of favorable lease cost included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income for the three and nine months ended October 29, 2022 and $5.3 million and $17.2 million for the three and nine months ended October 30, 2021, respectively. Net favorable lease cost represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of the Merger Transaction.